UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreement

On April 11, 2019, Citi Trends, Inc. (the “Company”) entered into a settlement agreement (the “Agreement”) with Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC, and Jonathan Duskin (collectively, “Macellum”).  Macellum beneficially owns approximately 3.8% of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Agreement settles the Company’s election contest with Macellum in connection with the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”).

The Agreement provides that: (i) John S. Lupo, a member of the Board of Directors of the Company (the “Board”) and the current Chairman of the Board, will retire and not stand for re-election as a member of the Board at the 2019 Annual Meeting, (ii) the Company will nominate Peter R. Sachse for election to the Board at the 2019 Annual Meeting with a term expiring at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”), (iii) the Company will take all such action as is necessary to increase the size of the Board by one member and to appoint an additional independent director (the “New Independent Director”) to fill the vacancy so created upon approval by a majority of the Board, with a term expiring at the 2020 Annual Meeting, no later than September 30, 2019, and (iv) the Company will not nominate more than seven incumbent directors for re-election at the 2020 Annual Meeting and will take all such action as is necessary to decrease the size of the Board to seven members immediately following the 2020 Annual Meeting, unless the Board unanimously agrees that the Board should remain at eight directors following the 2020 Annual Meeting.

In addition, the Agreement provides that: (a) Macellum will withdraw its director nominations submitted to the Company in connection with the 2019 Annual Meeting, and will cease all solicitation efforts in connection with the 2019 Annual Meeting, (b) the Company will reimburse Macellum for its documented out-of-pocket costs, fees and expenses incurred and paid by Macellum in connection with its proxy solicitation activities in connection with the Company’s 2017 annual meeting of stockholders and the 2019 Annual Meeting in an amount not to exceed $500,000, (c) Macellum will not nominate any candidates for election to the Board, participate in any proxy solicitation or take certain other actions with respect to the Company at least until the completion of the 2020 Annual Meeting; provided, however, that if Mr. Duskin, Mr. Sachse (or any replacement thereof), or the New Independent Director is not nominated for election at the 2020 Annual Meeting, then such prohibitions shall terminate and will not be effective for the 2020 Annual Meeting (the “Standstill Period”), and (d) during the Standstill Period, and for so long as Macellum owns at least 3.0% of the outstanding Common Stock, in the event Mr. Sachse is unable or unwilling to serve as a director for any reason (other than on account of the failure of Mr. Sachse to be elected at the 2019 Annual Meeting), Macellum will have the right to select a replacement director, subject to such replacement director meeting certain minimum qualifications and being approved by a majority of the Board.

The forgoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

A press release issued by the Company and Macellum announcing entry into the Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2019, Mr. Lupo informed the Board that he will retire from the Board effective as of the 2019 Annual Meeting and that he will not stand for re-election at such meeting. This was not the result of any disagreement with the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement dated April 11, 2019 by and among Citi Trends, Inc., Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC, and Jonathan Duskin.

99.1	Joint Press Release dated April 11, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: April 11, 2019
	By:	/s/ Bruce D. Smith
	Name:	Bruce D. Smith
	Title:	President and Chief Executive Officer